EXHIBIT 10.20

SPLIT-DOLLAR INSURANCE AGREEMENT

(Endorsement Method)

This is an Agreement between Lithia Motors, Inc., an Oregon corporation, (the “Employer”), and Sidney B. DeBoer, (the “Employee”) dated effective December 20, 2007.

RECITALS

A. The Employee is a valued employee of Employer and Employer wants to retain him in its employ.

B. The Employer, as an inducement to continue this employment, wants to assist Employee with his personal life insurance program.

THEREFORE, Employer and Employee agree as follows:

1. Life Insurance. The life insurance Policy with which this Agreement deals is Policy Number 18-103-860 (the “Policy”) issued by The Northwestern Mutual Life Insurance Company, of Milwaukee, Wisconsin (the Insurer), on the life of Employee and providing a $12,000,000 death benefit.

2. Rights of the Parties

(a) Employer shall be the sole and exclusive owner of the Policy. This includes all the rights of “owner” under the Policy, subject to paragraph 2(b) below.

(b) Employee shall have the right to designate the beneficiary of the Policy’s death benefit in an amount equal to the death benefit minus the greater of the Employer’s cumulative premiums paid or the policy cash value as of the Employee’s death.

Employee’s rights and economic benefits, either in this agreement or documented on the Insurer’s records, are limited exclusively to the value of one-year death benefit protection stipulated in this paragraph (b).

3. Premium Payment. The entire premium on the policy shall be paid by Employer as it becomes due.

4. Policy Dividends. Policy dividends shall be applied to purchase paid-up additional insurance protection.

5. Economic Benefit Tax Treatment. This Agreement shall be interpreted and enforced to comply with the split dollar final regulations so that it is treated as an economic benefit transaction for tax purposes in which, at all times, the only economic benefit to Employee shall be the value of the current life insurance protection attributable to naming the beneficiary under the Policy. Employee shall not have any current access to the Policy’s cash values within the meaning of the split dollar final regulations or any other economic benefit other than the cost of current life insurance protection.

6. Right to Purchase Policy. Employer shall not sell, surrender, change the insured or transfer ownership of the Policy while this agreement is in effect without first giving Employee the option to purchase the Policy during a period of 60 days from notice to Employee of such intention. The purchase price of the Policy shall be the sum of the interpolated terminal reserve and any unearned premiums, plus a pro-rata portion of dividends expected to be paid for that policy year, minus any policy and premium loans and any other indebtedness secured by the Policy. This restriction shall not impair the right of Employer to terminate this Agreement pursuant to section 7 hereof. The exercise by the Employer of the power to surrender the Policy or to change the insured will terminate the rights of the Employee, other than his right to purchase the Policy pursuant to this paragraph.

7. Purchase of Insurance Upon Termination. This agreement may be terminated by either party hereto, with or without the consent of the other, by giving notice of termination in writing to the other party. This Agreement shall terminate automatically upon termination of Employee’s employment with Employer for any reason whatsoever other than the Employee’s death. If this Agreement is terminated, Employee shall have the right to purchase the Policy from Employer under the same terms and conditions as specified in section 6 hereof.

8. Insurance Company. Not Liable. The Insurer shall be bound only by the provisions of and endorsements of the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.

9. Assignment Rights. The Employee shall have the right to assign any part or all of the Employee’s interest in the Policy and this Agreement to any person, entity or trust: by execution of a written assignment delivered to the Employer and to the Insurer.

10. Amending The Agreement. The Employer and Employee can mutually agree to amend this Agreement and such amendment shall be in writing and signed by the Employer and Employee.

11. Binding Effect. This Agreement shall bind Employer and its successors and assigns, Employee and his heirs, executors, administrators and assigns, and any Policy beneficiary.

12. ERISA Requirements. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA):

(a) The Named Fiduciary and Claims Manager: The Chief Accounting Officer of the Employer.

(b) The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.

(c) Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

(d) Claims procedure:

(1) If for any reason a claim for benefits (other than death benefits) under this Plan is denied by the Employer, the Claims Manager shall deliver to the Claimant a written explanation setting forth the specific reasons for the adverse benefit determination; specific references to the Plan section on which the adverse benefit determination is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedure including a statement of the Claimant’s rights to bring a civil action under Section 502 of ERISA following an adverse determination on review, all written in a manner calculated to be understood by the Claimant. For this purpose:

(A) The Claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(B) The Claims Manager’s explanation shall be in writing delivered to the Claimant within 90 days of the date the claim is filed unless the Claims Manager determines that special circumstances require an extension of time for processing (he claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Manager expects to render the benefit determination. If the period of time is extended because the Claimant has failed to provide necessary information to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant, until the date on which the Claimant provides the information. Failure to provide notice of decision in the time specified is the same as denial of the claim and the Claimant is entitled to require a review of the denial under the review procedures.

(2) The Claimant (or his or her duly authorized representative) shall have 60 days following the receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review of the claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(3) In the case of a request for review of an adverse benefit determination, the Claims Manager is designated as the appropriately Named Fiduciary for a full and fair review. On review, the Claims Manager shall notify the Claimant not later than 60 days after the Employer’s receipt of the request for review, unless the Claims Manager determines that special circumstances require an extension of time for processing the claim, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall any such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. If the period of time is extended because the Claimant has failed to provide necessary information to decide the claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant, until the date on which the Claimant provides the information. The decision on review shall be in writing and in the case of an adverse benefit determination shall include: (i) the specific reason or reasons for the decision; (ii) references to the specific Plan provisions on which the benefit determination is based; (hi) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, all written in a manner calculated to be understood by the Claimant. If the decision on review is not furnished within such time, the claim shall be deemed denied on review.

For a death benefit claim:

A claim for a death benefit must follow the procedures established by the Insurer which may include time deadlines. If a participant’s beneficiary makes a written request to the Claims Manager, the Claims Manager will either provide copies of forms or instructions required by Insurer to make a claim or tell the participant’s beneficiary how to obtain them. Insurer will notify the beneficiary if the claim is denied and will explain the procedures it has for reviewing any claims which it denies. The time and manner of such review, and the time for a final decision shall correspond to the time and manner of review for claims denied by the Claims Manager. The beneficiary must act in making any claim for a death benefit.

IN WITNESS WHEREOF the Parties have signed this Agreement, effective as of the date written above.

EMPLOYER:	EMPLOYEE:

Lithia Motors, Inc.	/s/ Sidney B. DeBoer
Sidney B. DeBoer

By:	/s/ Bryan B. DeBoer
President

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